UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report: June 1, 2007

COMMERCIAL BANKSHARES, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

033-67254	65-0050176
(Commission File Number)	(IRS Employer Identification No.)

1550 S.W. 57th Avenue, Miami, Florida	33144
(Address of Principal Executive Offices)	(Zip Code)

(305) 267-1200

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01. Completion of Acquisition or Disposition of Assets.

On June 1, 2007 at 8:00 p.m., Commercial Bankshares, Inc. (the “Company”) completed its merger with The Colonial BancGroup, Inc., a Delaware corporation (“Colonial”), whereby the Company merged with and into Colonial, with Colonial remaining as the surviving corporation (“Merger”).

The Agreement and Plan of Merger (“Merger Agreement”) was previously filed by the Company on a Form 8-K dated January 23, 2007 and should be referred to when reading the following summary information included in this Current Report on Form 8-K.

At the closing of the Merger, the Company’s outstanding shares were canceled and converted into the right to receive either $49.00 in cash or 2.0214 shares of Colonial common stock, par value $2.50 per share, or any combination thereof at the election of each shareholder, provided that pursuant to the Merger Agreement, the aggregate Colonial common stock consideration was fixed at 50% of the number of outstanding shares of the Company’s common stock multiplied by 2.0214. As a result of an aggregate overelection for stock by the Company’s shareholders, each shareholder’s cash/stock election is subject to adjustment, on a pro rata basis, to the extent of such overelection for stock.

Holders of outstanding employee stock option plan and performance stock option plan options to purchase this Company’s common stock received $49.00 in cash per such outstanding option, less the exercise price thereof. Holders of outstanding outside director stock option plan options received $49.00 cash per such outstanding option.

The Company will promptly file a Form 15, deregistering its shares for purposes of Exchange Act reporting.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

2.1

Agreement and Plan of Merger by and among Commercial Bankshares, Inc. and The Colonial BancGroup, Inc., dated as of January 23, 2007, incorporated by reference to the Commercial Bankshares’ Current Report on

Form 8-K, dated January 23, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

June 1, 2007	COMMERCIAL BANKSHARES, INC.

/s/ Joseph W. Armaly
Joseph W. Armaly
Chief Executive Officer